UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 7, 2004

Date of Report (Date of earliest event reported)

PhotoMedex, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-11365	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

147 Keystone Drive, Montgomeryville, Pennsylvania 18936

(Address of principal executive offices)

(Zip Code)

(215) 619-3600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 7, 2004, PhotoMedex, Inc. closed the transactions set forth in a Master Asset Purchase Agreement with Stern Laser Srl of Appiano, Italy. Under the terms of the Master Agreement and certain related agreements, we acquired an exclusive worldwide license to proprietary technology of Stern used in the treatment of various dermatological diseases and conditions. Our worldwide license covers all applications of the licensed technology for all purposes, including without limitation medical purposes, but excludes certain limited non-medical applications of the technology. The technology and the potential products utilizing the technology are still in development and subject to approval or clearance for commercialization from the United States Food and Drug Administration. The proprietary technology currently is the subject of a patent application filed by Stern in the European Union, and we anticipate that Stern will file for similar protections in the United States and other countries in the near future.

In connection with the execution of the Master Agreement, we issued to Stern 92,464 shares of our restricted common stock with an agreed upon aggregate price of $200,000, or a per-share price of $2.16 per share. We also have agreed to pay Stern up to an additional $1,200,000 based on the achievement of certain milestones relating to the development and commercialization of the licensed technology and the licensed products which may be developed. We retain the right to pay these conditional sums in cash or in shares of our common stock, in our discretion. The per-share price of any future issued shares will be based on the closing price of our common stock during the 10 trading days ending on the achievement of a particular milestone under the terms of the Master Agreement. We also have agreed to file a registration statement to register the shares of common stock issued and which may be issuable under the Master Agreement. In connection with the Master Agreement, we also acquired certain assets and agreed to assume certain liabilities of Stern relating to the manufacture of medical products utilizing the licensed technology.

Under the terms of the exclusive license agreement with Stern, we have agreed to pay Stern a quarterly royalty of 4% of our gross margin, or net sales less costs of sales, with certain adjustments, from worldwide sales of units of licensed products. The royalty obligation commences on the date that we have sold at least 51 licensed products and continues through the period ending on December 31, 2008.

Stern had acted as the distributor for our XTRAC® laser products in South Africa and Italy since 2000. In connection with the transaction, Stern will become the distributor in South Africa and Italy for products which may be developed from the Master Agreement and the related agreements with Stern.

The Master Agreement and a press release addressing the transactions contemplated by the Master Agreement are listed as Exhibits 10.1 and 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Master Asset Purchase Agreement between PhotoMedex, Inc. and Stern Laser srl

99.1	Press Release, dated September 9, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PHOTOMEDEX, INC.

Dated: September 13, 2004	By:	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Master Asset Purchase Agreement between PhotoMedex, Inc. and Stern Laser srl

99.1	Press release, dated September 9, 2004.